NEWS	FONAR Corporation
For Immediate Release	The Inventor of MR Scanning™
Contact: Daniel Culver	An ISO 13485 Company
Director of Communications	Melville, New York 11747
E-mail: investor@fonar.com	Phone: (631) 694-2929
www.fonar.com	Fax: (631) 390-1772

FONAR ANNOUNCES FINANCIAL RESULTS FOR FISCAL 2025

·	Cash and Cash Equivalents was $56.3 million at June 30, 2025 and the previous fiscal year.
·	Total Revenues - Net increased 1% to $104.4 million for the fiscal year ended June 30, 2025 versus the previous fiscal year.
·	Income from Operations decreased 30% to $11.6 million for the fiscal year ended June 30, 2025 versus the previous fiscal year.
·	Net Income decreased 24% to $10.7 million for the fiscal year ended June 30, 2025 versus the previous fiscal year.
·	Diluted Net Income per Common Share decreased 20% to $1.23 for the fiscal year ended June 30, 2025 versus the previous fiscal year.
·	Working Capital increased by 4% to $127.5 million for the fiscal year ended June 30, 2025 versus the previous fiscal year.
·	Book Value per Share for the fiscal year ended June 30, 2025 increased to $25.26 per share.
·	On September 13, 2022, the Company adopted a stock repurchase plan of up to $9 million.
·	Two HMCA-managed MRI scanners were added in fiscal 2025, bringing the total number to 44. A scanner was added in Melville, NY and in Naples, FL.

MELVILLE, NEW YORK, September 12, 2025 - FONAR Corporation (NASDAQ-FONR), The Inventor of MR Scanning™, today reported its Fiscal 2025 results. FONAR’s primary source of income is attributable to its wholly-owned diagnostic imaging management subsidiary, Health Management Company of America (HMCA). In 2009, HMCA managed 9 MRI scanners. Currently, HMCA manages 44 MRI scanners in New York and in Florida.

Financial Results

Total Revenues - Net increased by 1% to $104.4 million for the fiscal year ended June 30, 2025, as compared to $102.9 million for the fiscal year ended June 30, 2024.

Total Costs and Expenses for the fiscal year ended June 30, 2025 increased by 7% to $92.8 million, as compared to $86.3 million for the fiscal year ended June 30, 2024.

Revenues, from the management of the diagnostic imaging center segment, consisting of Patient Fee Revenue Net of Contractual Allowances and Discounts, and Management and Other Fees of Related and Non-related Medical Practices, increased 1% to $95.4 million for the fiscal year ended June 30, 2025, as compared to $94.6 million for the fiscal year ended June 30, 2024.

Revenues from Product Sales and Upgrades and Service and Repair Fees for related and non-related medical parties, were $9.0 million for the fiscal year ended June 30, 2025, as compared to $8.3 million for the fiscal year ended June 30, 2024.

Research and Development expenses decreased 9% to $1.6 million for the fiscal year ended June 30, 2025, as compared to $1.7 million for the fiscal year ended June 30, 2024.

Selling, General and Administrative (SG&A) expenses increased 11% to $29.7 million for the fiscal year ended June 30, 2025, as compared to $26.9 million for the fiscal year ended June 30, 2024

Income from Operations decreased 30% to $11.6 million for the fiscal year ended June 30, 2025, as compared to $16.5 million for the fiscal year ended June 30, 2024.

Net Income decreased 24% to $10.7 million for the fiscal year ended June 30, 2025, as compared to $14.1 million for the fiscal year ended June 30, 2024

Diluted Net Income per Common Share Available to Common Shareholders decreased 20% to $1.23 for the fiscal year ended June 30, 2025, as compared to $1.53 for the fiscal year ended June 30, 2024.

The weighted average diluted shares outstanding for the fiscal year ended June 30, 2025 was 6.3 million versus 6.5 million for the fiscal year ended June 30, 2024.

Balance Sheet Items

Total Cash and Cash Equivalents and Short Term Investments at June 30, 2025 and June 30, 2024 were $56.5 million.

Total Assets at June 30, 2025 were $216.9 million as compared to $214.2 million at June 30, 2024. Total Liabilities at June 30, 2025 were $56.8 million as compared to $57.5 million at June 30, 2024.

Total Current Assets at June 30, 2025 were $144.7 million as compared to $140.3 million at June 30, 2024. Total Current Liabilities at June 30, 2025 were $17.1 million as compared to $17.9 million at June 30, 2024. The Current Ratio was 8.4 at June 30, 2025.

Working Capital was $127.5 million at June 30, 2025, compared to $122.5 million at June 30, 2024.

The ratio of Total Assets/Total Liabilities was 3.8 at June 30, 2025, as compared to 3.7 at June 30, 2024.

Stockholders’ Equity

Total Stockholders’ Equity was $160.1 million at June 30, 2025, as compared to $156.8 million at June 30, 2024.

Net Book Value per Common Share (Total Assets minus Total Liabilities divided by Weighted average diluted shares outstanding) was $25.26 at June 30, 2025, as compared to $24.20 at June 30, 2024.

Cash Flow Item

Operating Cash Flow was $11.3 million for the fiscal year ended June 30, 2025 as compared to $14.1 million for the fiscal year ended June 30, 2024.

Management Discussion

Timothy Damadian, Chairman and CEO of FONAR, said, “I am pleased to report that our diagnostic imaging management subsidiary, Health Management Company of America (HMCA), the Company’s primary source of revenue and profit, continues to grow. Scan volume at HMCA-managed sites has increased every fiscal year since COVID in Fiscal 2020. We reached a record of 216,317 scans in Fiscal 2025, which was 3.3% higher than the previous record of 209,346 in Fiscal 2024.”

“Scan volume in our New York regions grew by 4.4% (from 128,023 to 133,663), but only 1.6% (from 81,323 to 82,654) in Florida. This is partially due to tort reform in Florida, which impacts MRI providers by changing how medical expenses are valued in personal injury cases. It also limits the amount that can be recovered in court for medical bills, affecting MRI providers’ use of Letters of Protection. Overall, the bill has resulted in fewer patients seeking MRI services and reduced payments to providers.”

“HMCA currently manages 44 MRI scanners, 26 in New York and 18 in Florida. In Fiscal 2025, we added high-field MRIs to two existing Stand-Up MRI facilities – one in Naples, Florida and one in Melville, New York. A high-field MRI is a perfect complement to the Stand-Up® MRI. The Stand-Up® MRI is the most “non-claustrophobic,” patient-friendly MRI; it’s the only MRI that can scan patients in weight-bearing positions, which enables the detection of pathology that could be underestimated or missed entirely on conventional lie-down-only MRIs; and it’s the only MRI that can scan the cervical and lumbar spines in flexion and extension. For instances where high-resolution MRI images or a special high-field protocol is required, the high-field MRI scanner handily addresses those needs. From the referring physicians’ point of view, these centers offer “the best of both MRI worlds.”

Mr. Damadian continued, “At the moment we’re installing a high-field MRI in a Stand-Up® MRI facility in Nassau County, Long Island, which we expect will be operational in the first half of Fiscal 2026. We’re also planning for an additional HMCA-managed center in Nassau County later in the fiscal year. As always, we continue to search for locations where the introduction of Stand-Up® MRI technology would profitably enhance our existing New York and Florida networks.”

“While Company revenue increased by 1.4% in Fiscal 2025, selling, general, and administration expenses increased by $2.9 million, or 10.7%, from $26.9 million in Fiscal 2024 to $29.7 million in Fiscal 2025. This was largely due to the need for the Company to take an additional $2.3 million reserve resulting from our risk exposure related to a New York-based motor vehicle insurer focused on for-hire automotive insurance, such as the taxi industry. The New York State Department of Financial Services ordered this carrier to increase its reserves due to a $650 million shortfall that it reported at the end of 2024. We are carefully monitoring the situation.

“Our September 13, 2022 FONAR stock repurchase plan of up to $9 million has, as of June 30, 2025, repurchased 373,942 shares at a cost of $6,071,935. FONAR is limited by the manner, timing, price, and volume restrictions of its share repurchases as prescribed in the safe harbor provisions of Rule 10b-18. Due to the potential “Take Private” transaction that was announced on July 18, 2025, which may result in the Company acquiring all of the capital stock held by our public shareholders, we have temporarily suspended share repurchases until further notice.”

Mr. Damadian concluded, “I remain grateful for our management team and all the FONAR and HCMA employees whose hard work and commitment continue to make the Company successful.

FONAR Legacy: The Inventor and the U.S. Patent

In 1970, Raymond V. Damadian, M.D., then a faculty member at Downstate Medical Center, Brooklyn, NY made the discovery that is the basis for MRI scanning – that there is a marked difference in Nuclear Magnetic Resonance (NMR) relaxation times between normal and abnormal tissues of the same type, as well as between different types of normal tissues. This seminal discovery, which remains the basis for the making of every MRI image ever produced, is the foundation of the MRI industry. Dr. Damadian published his discovery in his milestone 1971 paper in the journal Science. Many academic researchers focus on making discoveries and writing papers and not on patents and commercialization, leaving that to others. Thankfully, Dr. Damadian decided to seek a patent. In 1972, he filed to patent the practical use of his discovery, which he called “The Cancer Detection Patent.”

Crucial to enticing investors to provide the capital to start a new business was to assign “The Cancer Detection Patent” to the fledgling company. Soon after having made the world’s first MRI scan on July 3, 1977, he was able to start FONAR, raise $2.5 million and commercialize his patented MRI scanner. The patent was the tool to make this possible.

FONAR sold and installed the first commercial MRI in 1980 using a scanning method named Field fOcused Nuclear mAgnetic Resonance, or the alternating acronym FONAR. Following in FONAR’s footsteps, competitors soon produced their own MRI scanners. Every competitor infringed FONAR’s patent. In response, FONAR sued Technicare, a Johnson and Johnson subsidiary. A jury found FONAR’s patent valid and infringed by Technicare. However, the judge overturned the finding of infringement, ruling that Technicare’s MRI scanner did not meet the specific technical criteria of ‘standards’ outlined in the patent.

Years later, when FONAR sued General Electric for infringing “The Cancer Detection Patent,” so much had transpired in the technology that the understanding of the technical criteria regarding the use of ‘standards’ as indicated in the patent was well understood by the MRI community. The victory in the courts, where GE, one of the most powerful companies in the world, lost to FONAR, cemented Dr. Damadian’s image as the one who made the crucial discovery in MRI. See the FONAR press release: 20 YEARS TO THE DAY FROM THE WORLD'S FIRST MR SCAN FONAR RECEIVES $128.7 MILLION FOR ITS MR PATENTS.

Other researchers have been recognized for their contributions to the development of MRI, however, Dr. Damadian’s discovery of the differences in NMR relaxation times between tissues and his pioneering patent laid the groundwork for the practical application of NMR in medicine. While using gradient magnetic fields to spatially encode NMR signal data is a clever way to make an NMR image, it is the relaxation time differences of neighboring tissues that produce the pixel contrast necessary to make an MRI image. This is the essence of “The Cancer Detection Patent.”

On February 12, 1989, Raymond V. Damadian, M.D. was inducted into the National Inventors Hall of Fame (NIHF) at the U.S. Patent and Trademark Office in Arlington, Virginia. Honored for his U.S. Patent No. 3,789,832 for the invention of MRI scanning, which revolutionized medical diagnostics through non-invasive imaging, Dr. Damadian joined luminaries like John Deere, Irving Langmuir, and George Westinghouse, Jr. His contributions are featured at the NIHF Museum at 600 Dulany Street, Alexandria, Virginia. There is an online biography at http://www.invent.org/inductees/raymond-v-damadian.

On June 11, 2007, at the Cannon House Office Building in Washington, D.C., Dr. Raymond Damadian received an award from the Intellectual Property Owners Education Foundation (IPOEF), for the invention of the FONAR UPRIGHT® Multi-Position™ MRI. To be eligible for the award, the inventor’s invention must be protected by a U.S. Patent, have originated in the U.S., and was either commercialized recently or patented since 2004. A press release of the event can be found at https://fonar.com/news/061907.htm. Once again the patent lead to fame and success for Dr. Raymond V. Damadian, M.D., Founder of FONAR and the Inventor of the MRI scanner.

During the 1990s, Dr. Damadian became aware of attempts in Congress to weaken the U.S. patent system, that had enabled him to create FONAR and commercialize MRI. In 1997 and 1998, he testified before Congress against bills like the Omnibus Patent Act of 1997 (H.R. 400) and the Patent Fairness Act of 1998 (H.R. 3460), which he recognized favored large corporations over small inventors. He organized and led about 100 citizens, mostly FONAR employees, in a demonstration outside the U.S. Capitol in Washington, DC, calling for the protection of patent rights critical to companies like FONAR that need a strong and fair patent system in order to compete.

The medals and awards can be seen at the Raymond V. Damadian, M.D. Memorial Museum at FONAR Corporation, Melville, NY. The museum features a life-size display of Dr. Damadian, his assistants, and Indomitable in the process of conducting the world’s first MRI scan on July 2-3, 1977. It includes other prestigious awards, an interactive display, some of Dr. Damadian’s personal items, and many historical artifacts. The public is invited to visit the museum at FONAR in Melville. To make an appointment, contact Daniel Culver, Director of Communications, at RVDmuseum@fonar.com.

Raymond V. Damadian, M.D. is inducted into The National Inventors Hall of Fame on February 12, 1989

About FONAR

FONAR, The Inventor of MR Scanning™, located in Melville, NY, was incorporated in 1978, and is the first, oldest and most experienced MRI Company in the industry. FONAR went public in 1981 (Nasdaq:FONR). FONAR sold the world’s first commercial MRI to Ronald J. Ross, MD, Cleveland, Ohio. It was installed in 1980. Dr. Ross and his team began the world’s first clinical MRI trials in January 1981. The results were reported in the June 1981 edition of Radiology/Nuclear Medicine Magazine and the April 1982 peer-reviewed article in the Journal Radiology. The technique used for obtaining T1 and T2 values was the FONAR technique (Field fOcusing Nuclear mAgnetic Resonance), not the back projection technique. www.fonar.com/innovations-timeline.html.

FONAR’s signature product is the FONAR UPRIGHT® Multi-Position™ MRI (also known as the STAND-UP® MRI), the only whole-body MRI that performs Position™ Imaging (pMRI™) and scans patients in numerous weight-bearing positions, i.e. standing, sitting, in flexion and extension, as well as the conventional lie-down position. The FONAR UPRIGHT® Multi-Position™ MRI often detects patient problems that other MRI scanners cannot because they are lie-down, “weightless-only” scanners. The patient-friendly UPRIGHT® MRI has a near-zero patient claustrophobic rejection rate. As a FONAR customer states, “If the patient is claustrophobic in this scanner, they’ll be claustrophobic in my parking lot.” Approximately 85% of patients are scanned sitting while watching TV.

FONAR has new works-in-progress technology for visualizing and quantifying the cerebral hydraulics of the central nervous system, the flow of cerebrospinal fluid (CSF), which circulates throughout the brain and vertebral column at the rate of 32 quarts per day. This imaging and quantifying of the dynamics of this vital life-sustaining physiology of the body’s neurologic system has been made possible first by FONAR’s introduction of the MRI and now by this latest works-in-progress method for quantifying CSF in all the normal positions of the body, particularly in its upright flow against gravity. Patients with whiplash or other neck injuries are among those who will benefit from this new understanding.

FONAR’s primary source of income and growth is attributable to its wholly-owned diagnostic imaging management subsidiary, Health Management Company of America (HMCA) www.hmca.com.

FONAR’s substantial list of patents includes recent patents for its technology enabling full weight-bearing MRI imaging of all the gravity sensitive regions of the human anatomy, especially the brain, extremities and spine. It includes its newest technology for measuring the Upright cerebral hydraulics of the cerebrospinal fluid (CSF) of the central nervous system. FONAR’s UPRIGHT® Multi-Position™ MRI is the only scanner licensed under these patents.

#

UPRIGHT®, and STAND-UP® are registered trademarks. The Inventor of MR Scanning™, CSP™, MultiPosition™, UPRIGHT RADIOLOGY™, pMRI™, CFS Videography™, Dynamic™ and The Proof is in the Picture™, are trademarks of FONAR Corporation.

This release may include forward-looking statements from the company that may or may not materialize. Additional information on factors that could potentially affect the company's financial results may be found in the company's filings with the Securities and Exchange Commission.

FONAR CORPORATION AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

ASSETS

	June 30,
	2025	2024
Current Assets:
Cash and cash equivalents	$56,333,636	$56,341,193
Short-term investments	120,494	136,102
Accounts receivable – net of allowances for credit losses of $264,212 and $166,049 at June 30, 2025 and 2024, respectively	5,304,698	4,035,336
Medical receivables	24,489,808	23,991,533
Management and other fees receivable – net of allowances for credit losses of $14,295,988 and $12,369,921 at June 30, 2025 and 2024, respectively	43,401,252	41,953,657
Management and other fees receivable – related party medical practices – net of allowances for credit losses of $7,136,836 and $6,110,399 at June 30, 2025 and 2024, respectively	9,748,521	9,865,061
Inventories - net	2,812,682	2,715,441
Prepaid expenses and other current assets – related party	410,659	—
Prepaid expenses and other current assets	2,050,060	1,285,962
Total Current Assets	144,671,810	140,324,285
Accounts receivable – long term	3,549,956	829,473
Note receivable – related party	554,857	581,183
Deferred income tax asset	6,349,194	7,223,255
Property and equipment – net	18,531,919	18,708,920
Right-of-use-asset – operating leases	35,136,412	38,427,757
Right-of-use-asset – financing lease	376,569	530,348
Goodwill	4,269,277	4,269,277
Other intangible assets – net	2,992,203	2,870,324
Other assets	475,680	481,147
Total Assets	$216,907,877	$214,245,969

FONAR CORPORATION AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

LIABILITIES

	June 30,
	2025	2024
Current Liabilities:
Current portion of long-term debt	$—	$47,002
Accounts payable	1,302,317	1,855,879
Other current liabilities	6,974,997	7,941,039
Operating lease liabilities – current portion	3,382,675	3,473,674
Financing lease liability – current portion	244,237	225,786
Unearned revenue on service contracts	4,865,936	3,870,229
Customer deposits	354,244	443,471
Total Current Liabilities	17,124,406	17,857,080
Long-Term Liabilities:
Unearned revenue on service contracts	3,800,746	1,174,844
Deferred income tax liability	321,159	371,560
Due to related party medical practices	92,663	92,663
Operating lease liabilities – net of current portion	35,148,907	37,467,746
Financing lease liability – net of current portion	142,523	394,723
Long-term debt, less current portion	—	66,938
Other liabilities	172,853	32,026
Total Long-Term Liabilities	39,678,851	39,600,500
Total Liabilities	$56,803,257	$57,457,580

FONAR CORPORATION AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

EQUITY

	June 30,
	2025	2024
Equity:
Class A non-voting preferred stock $.0001 par value; 453,000 shares authorized at June 30, 2025 and 2024, 313,438 issued and outstanding at June 30, 2025 and 2024	$31	$31
Preferred stock $.001 par value; 567,000 shares authorized at June 30, 2025 and 2024, issued and outstanding – none	—	—
Common stock $.0001 par value; 8,500,000 shares authorized at June 30, 2025 and 2024, 6,203,465 and 6,328,494 issued at June 30, 2025 and 2024, respectively 6,168,625 and 6,283,213 outstanding at June 30, 2025 and 2024, respectively	622	635
Class B convertible common stock (10 votes per share) $.0001 par value; 227,000 shares authorized at June 30, 2025 and 2024, 146 issued and outstanding at June 30, 2025 and 2024	—	—
Class C common stock (25 votes per share) $.0001 par value; 567,000 shares authorized at June 30, 2025 and 2024, 382,513 issued and outstanding at June 30, 2025 and 2024	38	38
Paid-in capital in excess of par value	178,756,712	180,607,510
Accumulated deficit	(5,289,324)	(13,623,585)
Treasury stock, at cost – 34,840 and 45,081 shares of common stock at June 30, 2025 and 2024, respectively	(859,893)	(1,016,632)
Total Fonar Corporation’s Stockholders’ Equity	172,608,186	165,967,997
Noncontrolling interests	(12,503,566)	(9,179,608)
Total Equity	160,104,620	156,788,389
Total Liabilities and Equity	$216,907,877	$214,245,969

FONAR CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

	For the Years Ended June 30,
	2025	2024
Revenues
Patient fee revenue – net of contractual allowances and discounts	$33,179,446	$33,815,796
Product sales	563,296	737,727
Service and repair fees	8,234,053	7,452,212
Service and repair fees – related parties	180,000	139,167
Management and other fees	49,900,555	48,789,287
Management and other fees – related medical practices	12,293,968	11,949,900
Total Revenues – Net	104,351,318	102,884,089
Costs and Expenses
Costs related to product sales	1,018,029	1,052,159
Costs related to service and repair fees	4,508,518	3,577,570
Costs related to service and repair fees – related parties	323,504	144,413
Costs related to patient fee revenue	19,130,935	18,199,579
Costs related to management and other fees	30,073,045	28,626,595
Costs related to management and other fees – related medical practices	6,388,281	6,143,728
Research and development	1,576,086	1,735,949
Selling, general and administrative expenses	29,734,163	26,868,732
Total Costs and Expenses	92,752,561	86,348,725
Income from Operations	11,598,757	16,535,364
Other Income and (Expenses):
Interest expense	(25,611)	(76,997)
Interest income – related party	51,917	25,959
Investment income	2,118,980	2,126,439
Other income – related party	—	576,857
Other income	36,195	78,763
Income before Provision for Income Taxes and Noncontrolling Interests	13,780,238	19,266,385
Provision for Income Taxes	(3,106,805)	(5,168,968)
Consolidated Net Income	$10,673,433	$14,097,417
Net Income – Noncontrolling Interests	(2,339,172)	(3,530,021)
Net Income – Attributable to FONAR	$8,334,261	$10,567,396

FONAR CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS (Continued)

	For the Years Ended June 30,
	2025	2024
Net Income Available to Common Stockholders	$7,802,351	$9,908,920
Net Income Available to Class A Non –Voting Preferred Stockholders	$396,443	$490,776
Net Income Available to Class C Common Stockholders	$135,467	$167,700
Basic Net Income Per Common Share Available to Common Stockholders	$1.26	$1.56
Diluted Net Income Per Common Share Available to Common Stockholders	$1.23	$1.53
Basic and Diluted Income Per Share – Class C Common	$0.35	$0.44
Weighted Average Basic Shares Outstanding – Common Stockholders	6,210,8	6,350,862
Weighted Average Diluted Shares Outstanding – Common Stockholders	6,338,356	6,478,366
Weighted Average Basic and Diluted Shares Outstanding – Class C Common	382,513	382,513

FONAR CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

	For the Years Ended June 30,
CASH FLOWS FROM OPERATING ACTIVITIES	2025	2024
Consolidated Net Income	$10,673,433	$14,097,417
Adjustments to reconcile consolidated net income to net cash provided by operating activities:
Depreciation and amortization	4,698,321	4,596,421
Provision for credit losses	3,206,756	1,882,061
Deferred income tax - net	823,660	2,795,507
Net change in operating right-of-use assets and lease liabilities	(493)	(229,590)
Gain on sale of equipment – related party	—	(581,183)
(Gain)Loss on disposition of fixed assets	—	(75,411)
Abandoned patents	55,707	225,419
Changes in operating assets and liabilities, net:
Accounts, medical and management fee receivable(s)	(9,005,766)	(11,676,139)
Notes receivable	—	55,200
Notes receivable – related party	26,326	—
Inventories	(97,241)	(145,775)
Prepaid expenses and other current assets	(1,194,922)	266,606
Other assets	5,467	42,359
Accounts payable	(553,562)	276,669
Other current liabilities	2,655,567	2,949,962
Customer advances	(89,227)	(158,906)
Financing lease liabilities	(79,970)	(217,569)
Other liabilities	140,826	(9,724)
NET CASH PROVIDED BY OPERATING ACTIVITIES	11,264,882	14,093,294

FONAR CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS (Continued)

	For the Years Ended June 30,
	2025	2024
CASH FLOWS FROM INVESTING ACTIVITIES
Purchases of property and equipment	(3,791,581)	(789,961)
Proceeds (Purchase) from short-term investment	15,608	(103,303)
Proceeds from sale of equipment	—	75,411
Cost of patents	(25,325)	(32,885)
NET CASH USED IN INVESTING ACTIVITIES	(3,801,298)	(850,738)
CASH FLOWS FROM FINANCING ACTIVITIES:
Repayment of borrowings and finance obligations	(113,940)	(44,902)
Sale of noncontrolling interest	132,000	—
Purchase of treasury stock	(1,806,646)	(2,505,832)
Distributions to noncontrolling interests	(5,682,555)	(5,630,336)
NET CASH USED IN FINANCING ACTIVITIES	(7,471,141)	(8,181,070)
NET (DECREASE) INCREASE IN CASH AND CASH EQUIVALENTS	(7,557)	5,061,486
CASH AND CASH EQUIVALENTS - BEGINNING OF YEAR	56,341,193	51,279,707
CASH AND CASH EQUIVALENTS - END OF YEAR	$56,333,636	$56,341,193